UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2011

ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34796	71-1033391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3805 Edwards Road, Suite 400
Cincinnati, OH  45209
(513) 824-8297
 (Address of principal executive offices including zip code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

As previously disclosed in a Current Report on Form 8-K of Zoo Entertainment, Inc. (the “Company”) filed with the Securities and Exchange Commission on November 27, 2009, on November 20, 2009, the Company entered into a Securities Purchase Agreement, with certain investors, pursuant to which the Company agreed to sell to such investors in a private offering an aggregate of up to 2,000,000 shares of the Company’s Series A Preferred Stock at a price per share equal to $2.50, for gross proceeds to us of up to $5,000,000 (the “November Financing”). In connection with the November Financing, the Company issued to Socius Capital Group, LLC, one of the lead investors in the financing (the “Lead Investor”), a warrant to purchase 572,990 shares of common stock (the “Financing Warrant”).

On April 19, 2011, the Lead Investor provided the Company with notice of election to exercise the Financing Warrant in full on a cashless basis. By exercising on a cashless basis, the Lead Investor authorized the Company to withhold from issuance such number of shares of common stock that would otherwise be issuable upon such exercise of the Financing Warrant that, when multiplied by the market price of the common stock as of the date immediately preceding the date of the notice of exercise, is equal to the aggregate exercise price. Accordingly, the Company will issue 570,867 shares of its common stock to the Lead Investor. The issuance of the Company’s common stock upon exercise of the Financing Warrant described herein was exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, because the transaction did not involve a public offering. The resale by the Lead Investor of the shares issued under the Financing Warrant is covered by an effective Post Effective Amendment to Form S-1 on Form S-3 (File No. 333-163937).

The disclosure under this Item 3.02 is voluntary disclosure and the Company is under no obligation to make any future reports under this Item 3.02 for exercises of warrants when the initial issuance of the warrant was previously disclosed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2011

ZOO ENTERTAINMENT, INC.

By:	/s/ David Fremed
Name:	David Fremed
Title:	Chief Financial Officer